Exhibit 99.1

SCHMITT INDUSTRIES DISCLOSES NOTICE FROM NASDAQ

PORTLAND, OR, October 23, 2020 – On October 19, 2020, Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) received written notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it did not file its Quarterly Report on Form 10-Q for the quarter ended August 31, 2020 (the “Form 10-Q”) by October 16, 2020, as required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5250(c)(1). Under Nasdaq rules, the Company has 60 calendar days, or until December 18, 2020, to submit to Nasdaq a plan to regain compliance with Nasdaq rules. If Nasdaq accepts the plan, the Company will have until April 13, 2021 to regain compliance. The Company intends to file the Form 10-Q by October 30, 2020 to regain compliance.

Schmitt’s common stock will continue to be listed and traded on the Nasdaq Capital Market during the 60-day grace period, subject to its compliance with the other continued listing requirements of the Nasdaq Capital Market.

About Schmitt Industries

Schmitt Industries, Inc., is an American company headquartered in Portland, Oregon, United States. The Company wholly owns Acuity® Lasers and Xact® Tank Monitor product lines, as well as Ample Hills Acquisition LLC.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Contact:
Schmitt Industries, Inc.
Michael R. Zapata
Chief Executive Officer
(503) 227-7908